Exhibit 4.5(b)
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                                 REVOLVING NOTE
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                                                           Indianapolis, Indiana
                                                                  April 21, 2005


     FOR VALUE RECEIVED, the undersigned, White River Capital, Inc., an Indiana corporation (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Castle Creek Capital Partners Fund IIb, LP (the "Lender"), the principal sum of $35,635.80, or, if less, the aggregate unpaid amount of all advances made hereunder by the Lender to the Borrower on August 16, 2005, or, if earlier, the date three business days following consummation of the subscription offering described in Borrower's registration statement filed with the Securities and Exchange Commission (Reg. No. 333-123909) ("Due Date").

     Lender may make advances hereunder upon the request of Borrower solely to fund Borrower's operating expenses, such as employee compensation, and not to fund Transaction Expenses as defined in the Warrant Issuance Agreement dated March 9, 2005, among Borrower, Lender, Castle Creek Capital LLC, Castle Creek Capital Partners Fund IIa, LP and Union Acceptance Corporation. The Borrower promises to pay interest on the unpaid principal amount outstanding hereunder from time to time from the date such principal amount is advanced until such principal amount is paid in full at a rate of 10% per annum, based on 360 day year consisting of twelve 30-day months. Accrued and unpaid interest is payable on the Due Date.

     Both principal and interest are payable in lawful money of the United States of America to such domestic account as the Lender may designate. At the time of each advance, and upon each payment or prepayment of principal of each advance, the Lender shall make a notation either on a schedule to be attached hereto, or in Lender's own books and records, in each case specifying the amount of such advance, or the amount of principal paid or prepaid with respect to such advance, as the case may be; provided that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower hereunder.

     Borrower may make prepayments of the principal hereof together with accrued interest prior to the maturity hereof, without penalty or premium.

     Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. All amounts payable under the terms of this Revolving Note shall be payable with expenses of collection, including attorney's fees, and without relief from valuation and appraisement laws.

     This Revolving Note shall be governed by, interpreted and enforced, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (without regard to the conflicts of law provisions) of the State of Indiana.


                                   WHITE RIVER CAPITAL, INC.
                                     as the Borrower

                                   By:    /s/ Mark R. Ruh
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                                   Name:  Mark R. Ruh
                                   Title: President and Chief Financial Officer